Exhibit 10.3
April 24, 2009
Environmental Tectonics Corporation
125 James Way
Southampton, PA 18966
Attention: Duane Deaner
H.F. Lenfest
300 Barr Harbor Drive, Suite 460
Conshohocken, PA 19428

Re:	Committed Line of Credit to Environmental Tectonics Corporation (the “Borrower”)
Dear Mssrs. Deaner and Lenfest:
     You have requested that PNC Bank, National Association (“Bank”) increase the Borrower’s existing revolving line of credit (the “Line of Credit”) to $20,000,000, pursuant to the terms and conditions of a certain letter agreement between Bank and Borrower, an Amended and Restated Line of Credit Note by Borrower in favor of Bank, a Second Amended and Restated Reimbursement Agreement by Borrower in favor of Bank, an Amended and Restated Guaranty by H.F. Lenfest (“Guarantor”) in favor of Bank, a Pledge Agreement by Guarantor in favor of Bank, and a Notification and Control Agreement among Guarantor, Bank, and the custodian of the securities account identified in the Pledge Agreement (collectively, the “Amended Loan Documents”). The Amended Loan Documents would replace the various loan documents evidencing and securing the existing Line of Credit. This letter confirms that the definitive forms of Amended Loan Documents are attached, and that the Bank will execute and deliver the attached Amended Loan Documents, and increase the Line of Credit, upon the simultaneous execution and delivery thereof by the other parties thereto, together with evidence satisfactory to the Bank of the due authorization by the Borrower of the Amended Loan Documents.
     This agreement shall continue from the date hereof to August 6, 2009, following which the Bank’s commitment to execute and deliver the attached Amended Loan Documents on satisfaction of the condition set forth above will terminate and the Bank will have no liability or further obligation. The Borrower agrees that it will reimburse all the Bank’s fees and expenses, including the fees of Bank’s counsel, incurred in connection with preparation of the Amended Loan Documents, and that such reimbursement shall be payable by the Borrower whether or not the Amended Loan Documents are executed and delivered by the parties thereto.

Environmental Tectonics Corporation
H.F. Lenfest
April 24, 2009

     Please indicate your acceptance of this agreement by signing and returning the enclosed copy of this letter.

Sincerely, PNC BANK, NATIONAL ASSOCIATION
By:	/s/ John DiNapoli
John DiNapoli
Senior Vice President

Agreed and accepted with the intent to be legally bound:

ENVIRONMENTAL TECTONICS CORPORATION
By:	/s/ Duane D. Deanes
	Name:	Duane D. Deanes
	Title:	CFO
	Date:	April 24, 2009

H.F. Lenfest
H.F. LENFEST

Date:	April 24, 2009

Amended and Restated Committed Line Of Credit Note

$20,000,000	, 2009
FOR VALUE RECEIVED, ENVIRONMENTAL TECTONICS CORPORATION (the “Borrower”), with an address at 125 James Way, Southampton, PA 18966, promises to pay to the order of PNC BANK, NATIONAL ASSOCIATION (the “Bank”), in lawful money of the United States of America in immediately available funds at its offices located at 1000 Westlakes Drive, Suite 200, Berwyn, PA 19312 or at such other location as the Bank may designate from time to time, the principal sum of TWENTY MILLION DOLLARS ($20,000,000) (the “Facility”) or such lesser amount as may be advanced to or for the benefit of the Borrower hereunder, together with interest accruing on the outstanding principal balance from the date hereof, all as provided below.
1. Advances. The Borrower may request advances, repay and request additional advances hereunder until the Expiration Date, subject to the terms and conditions of this Note and the Loan Documents (as hereinafter defined). The “Expiration Date” shall mean June 30, 2010, or such later date as may be designated by the Bank by written notice from the Bank to the Borrower. The Borrower acknowledges and agrees that in no event will the Bank be under any obligation to extend or renew the Facility or this Note beyond the Expiration Date. The Borrower may request advances hereunder upon giving oral or written notice to the Bank by 11:00 a.m. (Philadelphia, Pennsylvania time) (a) on the day of the proposed advance, in the case of advances to bear interest under the Base Rate Option (as hereinafter defined) and (b) three (3) Business Days prior to the proposed advance, in the case of advances to bear interest under the LIBOR Option (as hereinafter defined), followed promptly thereafter by the Borrower’s written confirmation to the Bank of any oral notice. The aggregate unpaid principal amount of advances under this Note shall not exceed the face amount of this Note.
2. Rate of Interest. Each advance outstanding under this Note will bear interest at a rate or rates per annum as may be selected by the Borrower from the interest rate options set forth below (each, an “Option”):
     (i) Base Rate Option. A rate of interest per annum which is at all times equal to (A) the Base Rate plus (B) fifty (50) basis points (0.50%). If and when the Base Rate (or any component thereof) changes, the rate of interest with respect to any advance to which the Base Rate Option applies will change automatically without notice to the Borrower, effective on the date of any such change. There are no required minimum interest periods for advances bearing interest under the Base Rate Option.
     (ii) LIBOR Option. A rate per annum equal to (A) LIBOR plus (B) two hundred fifty (250) basis points (2.50%), for the applicable LIBOR Interest Period.
     For purposes hereof, the following terms shall have the following meanings:
“Base Rate” shall mean the highest of (A) the Prime Rate, (B) the sum of the Federal Funds Open Rate plus fifty (50) basis points (0.50%), and (C) the sum of the Daily LIBOR Rate plus one hundred (100) basis points (1.0%), so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful.

“Business Day” shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in Philadelphia, Pennsylvania.
“Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by the Bank by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the LIBOR Reserve Percentage.
“Federal Funds Open Rate” shall mean, for any day, the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Bank (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Bank at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Federal Funds Open Rate without notice to the Borrower.
“LIBOR” shall mean, with respect to any advance to which the LIBOR Option applies for the applicable LIBOR Interest Period, the interest rate per annum determined by the Bank by dividing (the resulting quotient rounded upwards, at the Bank’s discretion, to the nearest 1/100th of 1%) (i) the rate of interest determined by the Bank in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the eurodollar rate two (2) Business Days prior to the first day of such LIBOR Interest Period for an amount comparable to such advance and having a borrowing date and a maturity comparable to such LIBOR Interest Period by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage.
“LIBOR Interest Period” shall mean, as to any advance to which the LIBOR Option applies, the period of one (1), two (2), three (3) or six (6) months as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, commencing on the date of disbursement of an advance (or the date of conversion of an advance to the LIBOR Option, as the case may be) and each successive period selected by the Borrower thereafter; provided that, (i) if a LIBOR Interest Period would end on a day which is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the LIBOR Interest Period shall end on the next preceding Business Day, (ii) the Borrower may not select a LIBOR Interest Period that would end on a day after the Expiration Date, and (iii) any LIBOR Interest Period that begins on the last Business Day of a calendar month (or a day for which there is no numerically corresponding day in the last calendar month of such LIBOR Interest Period) shall end on the last Business Day of the last calendar month of such LIBOR Interest Period.
“LIBOR Reserve Percentage” shall mean the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal

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and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities”).
“Prime Rate” shall mean the rate publicly announced by the Bank from time to time as its prime rate. The Prime Rate is determined from time to time by the Bank as a means of pricing some loans to its borrowers. The Prime Rate is not tied to any external rate of interest or index, and does not necessarily reflect the lowest rate of interest actually charged by the Bank to any particular class or category of customers.
“Published Rate” shall mean the rate of interest published each Business Day in the Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the eurodollar rate for a one month period as published in another publication selected by the Bank).
LIBOR and the Daily LIBOR Rate shall be adjusted with respect to any advance to which the LIBOR Option or Base Rate Option applies, as applicable, on and as of the effective date of any change in the LIBOR Reserve Percentage. The Bank shall give prompt notice to the Borrower of LIBOR or the Daily LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.
If the Bank determines (which determination shall be final and conclusive) that, by reason of circumstances affecting the eurodollar market generally, deposits in dollars (in the applicable amounts) are not being offered to banks in the eurodollar market for the selected term, or adequate means do not exist for ascertaining LIBOR, then the Bank shall give notice thereof to the Borrower. Thereafter, until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (a) the availability of the LIBOR Option shall be suspended, and (b) the interest rate for all advances then bearing interest under the LIBOR Option shall be converted at the expiration of the then current LIBOR Interest Period(s) to the Base Rate Option.
In addition, if, after the date of this Note, the Bank shall determine (which determination shall be final and conclusive) that any enactment, promulgation or adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by a governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any guideline, request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for the Bank to make or maintain or fund loans based on LIBOR, the Bank shall notify the Borrower. Upon receipt of such notice, until the Bank notifies the Borrower that the circumstances giving rise to such determination no longer apply, (a) the availability of the LIBOR Option shall be suspended, and (b) the interest rate on all advances then bearing interest under the LIBOR Option shall be converted to the Base Rate Option either (i) on the last day of the then current LIBOR Interest Period(s) if the Bank may lawfully continue to maintain advances based on LIBOR to such day, or (ii) immediately if the Bank may not lawfully continue to maintain advances based on LIBOR.
The foregoing notwithstanding, it is understood that the Borrower may select different Options to apply simultaneously to different portions of the advances and may select up to four (4) different interest periods to apply simultaneously to different portions of the advances bearing interest under the LIBOR Option. Interest hereunder will be calculated based on the actual number of days that principal is outstanding over a year of 360 days. In no event will the rate of interest hereunder exceed the maximum rate allowed by law.

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3. Interest Rate Election. Subject to the terms and conditions of this Note, at the end of each interest period applicable to any advance, the Borrower may renew the Option applicable to such advance or convert such advance to a different Option; provided that, during any period in which any Event of Default (as hereinafter defined) has occurred and is continuing, any advances bearing interest under the LIBOR Option shall, at the Bank’s sole discretion, be converted at the end of the applicable LIBOR Interest Period to the Base Rate Option and the LIBOR Option will not be available to Borrower with respect to any new advances (or with respect to the conversion or renewal of any existing advances) until such Event of Default has been cured by the Borrower or waived by the Bank. The Borrower shall notify the Bank of each election of an Option, each conversion from one Option to another, the amount of the advances then outstanding to be allocated to each Option and where relevant the interest periods therefor. In the case of converting to the LIBOR Option, such notice shall be given at least three (3) Business Days prior to the commencement of any LIBOR Interest Period. If no interest period is specified in any such notice for which the resulting advance is to bear interest under the LIBOR Option, the Borrower shall be deemed to have selected a LIBOR Interest Period of one month’s duration. If no notice of election, conversion or renewal is timely received by the Bank with respect to any advance, the Borrower shall be deemed to have elected the Base Rate Option. Any such election shall be promptly confirmed in writing by such method as the Bank may require.
4. Advance Procedures. A request for advance made by telephone must be promptly confirmed in writing by such method as the Bank may require. The Borrower authorizes the Bank to accept telephonic requests for advances, and the Bank shall be entitled to rely upon the authority of any person providing such instructions. The Borrower hereby indemnifies and holds the Bank harmless from and against any and all damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) which may arise or be created by the acceptance of such telephone requests or making such advances. The Bank will enter on its books and records, which entry when made will be presumed correct, the date and amount of each advance, the interest rate and interest period applicable thereto, as well as the date and amount of each payment.
5. Payment Terms. The Borrower shall pay accrued interest on the unpaid principal balance of this Note in arrears: (a) for the portion of advances bearing interest under the Base Rate Option, on the first day of each month during the term hereof, (b) for the portion of advances bearing interest under the LIBOR Option, on the last day of the respective LIBOR Interest Period for such advance, (c) if any LIBOR Interest Period is longer than three (3) months, then also on the three (3) month anniversary of such interest period and every three (3) months thereafter, and (d) for all advances, at maturity, whether by acceleration of this Note or otherwise, and after maturity, on demand until paid in full. All outstanding principal and accrued interest hereunder shall be due and payable in full on the Expiration Date.
If any payment under this Note shall become due on a Saturday, Sunday or public holiday under the laws of the State where the Bank’s office indicated above is located, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest in connection with such payment. The Borrower hereby authorizes the Bank to charge the Borrower’s deposit account at the Bank for any payment when due hereunder. Payments received will be applied to charges, fees and expenses (including attorneys’ fees), accrued interest and principal in any order the Bank may choose, in its sole discretion.
6. Late Payments; Default Rate. If the Borrower fails to make any payment of principal, interest or other amount coming due pursuant to the provisions of this Note within fifteen (15) calendar days of the date due and payable, the Borrower also shall pay to the Bank a late charge equal to the lesser of five percent (5%) of the amount of such payment or $100.00 (the “Late Charge”). Such fifteen (15) day period shall not be construed in any way to extend the due date of any such payment. Upon maturity, whether by acceleration, demand or otherwise, and at the Bank’s option upon the occurrence of any Event of Default (as hereinafter defined) and during the continuance thereof, each advance outstanding under

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this Note shall bear interest at a rate per annum (based on the actual number of days that principal is outstanding over a year of 360 days) which shall be three percentage points (3%) in excess of the interest rate in effect from time to time under this Note but not more than the maximum rate allowed by law (the “Default Rate”). The Default Rate shall continue to apply whether or not judgment shall be entered on this Note. Both the Late Charge and the Default Rate are imposed as liquidated damages for the purposes of defraying the Bank’s expenses incident to the handling of delinquent payments, but are in addition to, and not in lieu of, the Bank’s exercise of any rights and remedies hereunder, under the other Loan Documents or under applicable law, and any fees and expenses of any agents or attorneys which the Bank may employ. In addition, the Default Rate reflects the increased credit risk to the Bank of carrying a loan that is in default. The Borrower agrees that the Late Charge and Default Rate are reasonable forecasts of just compensation for anticipated and actual harm incurred by the Bank, and that the actual harm incurred by the Bank cannot be estimated with certainty and without difficulty.
7. Prepayment. The Borrower shall have the right to prepay any advance hereunder at any time and from time to time, in whole or in part; subject, however, to payment of any break funding indemnification amounts owing pursuant to paragraph 8 below.
8. Yield Protection; Break Funding Indemnification. The Borrower shall pay to the Bank on written demand therefor, together with the written evidence of the justification therefor, all direct costs incurred, losses suffered or payments made by Bank by reason of any change in law or regulation or its interpretation imposing any reserve, deposit, allocation of capital, or similar requirement (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) on the Bank, its holding company or any of their respective assets. In addition, the Borrower agrees to indemnify the Bank against any liabilities, losses or expenses (including, without limitation, loss of margin, any loss or expense sustained or incurred in liquidating or employing deposits from third parties, and any loss or expense incurred in connection with funds acquired to effect, fund or maintain any advance (or any part thereof) bearing interest under the LIBOR Option which the Bank sustains or incurs as a consequence of either (i) the Borrower’s failure to make a payment on the due date thereof, (ii) the Borrower’s revocation (expressly, by later inconsistent notices or otherwise) in whole or in part of any notice given to Bank to request, convert, renew or prepay any advance bearing interest under the LIBOR Option, or (iii) the Borrower’s payment or prepayment (whether voluntary, after acceleration of the maturity of this Note or otherwise) or conversion of any advance bearing interest under the LIBOR Option on a day other than the last day of the applicable LIBOR Interest Period. A notice as to any amounts payable pursuant to this paragraph given to the Borrower by the Bank shall, in the absence of manifest error, be conclusive and shall be payable upon demand. The Borrower’s indemnification obligations hereunder shall survive the payment in full of the advances and all other amounts payable hereunder.
9. Other Loan Documents. This Note is issued in connection with a letter agreement or loan agreement between the Borrower and the Bank, dated on or before the date hereof, and the other agreements and documents executed and/or delivered in connection therewith or referred to therein, the terms of which are incorporated herein by reference (as amended, modified or renewed from time to time, collectively the “Loan Documents”), and is secured by the property (if any) described in the Loan Documents and by such other collateral as previously may have been or may in the future be granted to the Bank to secure this Note.
10. Events of Default. The occurrence of any of the following events will be deemed to be an “Event of Default” under this Note: (i) the nonpayment of any principal when due, or the nonpayment of any interest or other indebtedness under this Note within three days of when due; (ii) the occurrence of any event of default or any default and the lapse of any notice or cure period, or any Obligor’s failure to observe or perform any covenant or other agreement, under or contained in any Loan Document or any other document now or in the future evidencing or securing any debt, liability or obligation of any Obligor to the Bank; (iii) the filing by or against any Obligor of any proceeding in bankruptcy,

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receivership, insolvency, reorganization, liquidation, conservatorship or similar proceeding (and, in the case of any such proceeding instituted against any Obligor, such proceeding is not dismissed or stayed within 30 days of the commencement thereof, provided that the Bank shall not be obligated to advance additional funds hereunder during such period); (iv) any assignment by any Obligor for the benefit of creditors, or any levy, garnishment, attachment or similar proceeding is instituted against any property of any Obligor held by or deposited with the Bank; (v) a default with respect to any other indebtedness of any Obligor for borrowed money, if the effect of such default is to cause or permit the acceleration of such debt; (vi) the commencement of any foreclosure or forfeiture proceeding, execution or attachment against any collateral securing the obligations of any Obligor to the Bank; (vii) the entry of a final judgment against any Obligor and the failure of such Obligor to discharge the judgment within ten (10) days of the entry thereof; (viii) any material adverse change in any Obligor’s business, assets, operations, financial condition or results of operations; (ix) any Obligor ceases doing business as a going concern; (x) any representation or warranty made by any Obligor to the Bank in any Loan Document or any other documents now or in the future evidencing or securing the obligations of any Obligor to the Bank, is false, erroneous or misleading in any material respect; (xi) the revocation or attempted revocation, in whole or in part, of any guarantee by any Obligor; or (xii) the death, incarceration, indictment or legal incompetency of any individual Obligor or, if any Obligor is a partnership or limited liability company, the death, incarceration, indictment or legal incompetency of any individual general partner or member. As used herein, the term “Obligor” means any Borrower and any guarantor of, or any pledgor, mortgagor or other person or entity providing collateral support for, the Borrower’s obligations to the Bank existing on the date of this Note or arising in the future.
Upon the occurrence of an Event of Default: (a) the Bank shall be under no further obligation to make advances hereunder; (b) if an Event of Default specified in clause (iii) or (iv) above shall occur, the outstanding principal balance and accrued interest hereunder together with any additional amounts payable hereunder shall be immediately due and payable without demand or notice of any kind; (c) if any other Event of Default shall occur, the outstanding principal balance and accrued interest hereunder together with any additional amounts payable hereunder, at the Bank’s option and without demand or notice of any kind, may be accelerated and become immediately due and payable; (d) at the Bank’s option, this Note will bear interest at the Default Rate from the date of the occurrence of the Event of Default; and (e) the Bank may exercise from time to time any of the rights and remedies available under the Loan Documents or under applicable law.
11. Power to Confess Judgment. The Borrower hereby empowers any attorney of any court of record, after the occurrence of any Event of Default hereunder, to appear for the Borrower and, with or without complaint filed, confess judgment, or a series of judgments, against the Borrower in favor of the Bank or any holder hereof for the entire principal balance of this Note, all accrued interest and all other amounts due hereunder, together with costs of suit and an attorney’s commission of the greater of 10% of such principal and interest or $1,000 added as a reasonable attorney’s fee, and for doing so, this Note or a copy verified by affidavit shall be a sufficient warrant. The Borrower hereby forever waives and releases all errors in said proceedings and all rights of appeal and all relief from any and all appraisement, stay or exemption laws of any state now in force or hereafter enacted. Interest on any such judgment shall accrue at the Default Rate.
No single exercise of the foregoing power to confess judgment, or a series of judgments, shall be deemed to exhaust the power, whether or not any such exercise shall be held by any court to be invalid, voidable, or void, but the power shall continue undiminished and it may be exercised from time to time as often as the Bank shall elect until such time as the Bank shall have received payment in full of the debt, interest and costs. Notwithstanding the attorney’s commission provided for in the preceding paragraph (which is included in the warrant for purposes of establishing a sum certain), the amount of attorneys’ fees that the Bank may recover from the Borrower shall not exceed the actual attorneys’ fees incurred by the Bank.

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12. Right of Setoff. In addition to all liens upon and rights of setoff against the Borrower’s money, securities or other property given to the Bank by law, the Bank shall have, with respect to the Borrower’s obligations to the Bank under this Note and to the extent permitted by law, a contractual possessory security interest in and a contractual right of setoff against, and the Borrower hereby grants the Bank a security interest in, and hereby assigns, conveys, delivers, pledges and transfers to the Bank, all of the Borrower’s right, title and interest in and to, all of the Borrower’s deposits, moneys, securities and other property now or hereafter in the possession of or on deposit with, or in transit to, the Bank or any other direct or indirect subsidiary of The PNC Financial Services Group, Inc., whether held in a general or special account or deposit, whether held jointly with someone else, or whether held for safekeeping or otherwise, excluding, however, all IRA, Keogh, and trust accounts. Every such security interest and right of setoff may be exercised without demand upon or notice to the Borrower. Every such right of setoff shall be deemed to have been exercised immediately upon the occurrence of an Event of Default hereunder without any action of the Bank, although the Bank may enter such setoff on its books and records at a later time.
13. Indemnity. The Borrower agrees to indemnify each of the Bank, each legal entity, if any, who controls, is controlled by or is under common control with the Bank, and each of their respective directors, officers and employees (the “Indemnified Parties”), and to hold each Indemnified Party harmless from and against any and all claims, damages, losses, liabilities and expenses (including all fees and charges of internal or external counsel with whom any Indemnified Party may consult and all expenses of litigation and preparation therefor) which any Indemnified Party may incur or which may be asserted against any Indemnified Party by any person, entity or governmental authority (including any person or entity claiming derivatively on behalf of the Borrower), in connection with or arising out of or relating to the matters referred to in this Note or in the other Loan Documents or the use of any advance hereunder, whether (a) arising from or incurred in connection with any breach of a representation, warranty or covenant by the Borrower, or (b) arising out of or resulting from any suit, action, claim, proceeding or governmental investigation, pending or threatened, whether based on statute, regulation or order, or tort, or contract or otherwise, before any court or governmental authority; provided, however, that the foregoing indemnity agreement shall not apply to any claims, damages, losses, liabilities and expenses solely attributable to an Indemnified Party’s gross negligence or willful misconduct. The indemnity agreement contained in this Section shall survive the termination of this Note, payment of any advance hereunder and the assignment of any rights hereunder. The Borrower may participate at its expense in the defense of any such action or claim.
14. Miscellaneous. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder (“Notices”) must be in writing (except as may be agreed otherwise above with respect to borrowing requests) and will be effective upon receipt. Notices may be given in any manner to which the parties may separately agree, including electronic mail. Without limiting the foregoing, first-class mail, facsimile transmission and commercial courier service are hereby agreed to as acceptable methods for giving Notices. Regardless of the manner in which provided, Notices may be sent to a party’s address as set forth above or to such other address as any party may give to the other for such purpose in accordance with this paragraph. No delay or omission on the Bank’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Bank’s action or inaction impair any such right or power. The Bank’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Bank may have under other agreements, at law or in equity. No modification, amendment or waiver of, or consent to any departure by the Borrower from, any provision of this Note will be effective unless made in a writing signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. The Borrower agrees to pay on demand, to the extent permitted by law, all costs and expenses incurred by the Bank in the enforcement of its rights in this Note and in any security therefor, including without limitation reasonable fees and expenses of the Bank’s counsel. If any provision of this Note is found to be invalid, illegal or unenforceable in any respect by a

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court, all the other provisions of this Note will remain in full force and effect. The Borrower and all other makers and indorsers of this Note hereby forever waive presentment, protest, notice of dishonor and notice of non-payment. The Borrower also waives all defenses based on suretyship or impairment of collateral. If this Note is executed by more than one Borrower, the obligations of such persons or entities hereunder will be joint and several. This Note shall bind the Borrower and its heirs, executors, administrators, successors and assigns, and the benefits hereof shall inure to the benefit of the Bank and its successors and assigns; provided, however, that the Borrower may not assign this Note in whole or in part without the Bank’s written consent and the Bank at any time may assign this Note in whole or in part.
This Note has been delivered to and accepted by the Bank and will be deemed to be made in the State where the Bank’s office indicated above is located. This Note will be interpreted and the rights and liabilities of the Bank and the Borrower determined in accordance with the laws of the State where the Bank’s office indicated above is located, excluding its conflict of laws rules. The Borrower hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in the county or judicial district where the Bank’s office indicated above is located; provided that nothing contained in this Note will prevent the Bank from bringing any action, enforcing any award or judgment or exercising any rights against the Borrower individually, against any security or against any property of the Borrower within any other county, state or other foreign or domestic jurisdiction. The Borrower acknowledges and agrees that the venue provided above is the most convenient forum for both the Bank and the Borrower. The Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Note.
15. Authorization to Obtain Credit Reports. By signing below, each Borrower who is an individual provides written authorization to the Bank or its designee (and any assignee or potential assignee hereof) to obtain the Borrower’s personal credit profile from one or more national credit bureaus. Such authorization shall extend to obtaining a credit profile in considering this Note and subsequently for the purposes of update, renewal or extension of such credit or additional credit and for reviewing or collecting the resulting account.
16. WAIVER OF JURY TRIAL. The Borrower irrevocably waives any and all rights the Borrower may have to a trial by jury in any action, proceeding or claim of any nature relating to this Note, any documents executed in connection with this Note or any transaction contemplated in any of such documents. The Borrower acknowledges that the foregoing waiver is knowing and voluntary.
17. Amendment and Restatement. This Note amends and restates, and is in substitution for, that certain Committed Line of Credit Note in the original principal amount of $15,000,000 payable to the order of the Bank and dated July 31, 2007 (the “Existing Note”). However, without duplication, this Note shall in no way extinguish, cancel or satisfy Borrower’s unconditional obligation to repay all indebtedness evidenced by the Existing Note or constitute a novation of the Existing Note.
The Borrower acknowledges that it has read and understood all the provisions of this Note, including the confession of judgment and the waiver of jury trial, and has been advised by counsel as necessary or appropriate.

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WITNESS the due execution hereof as a document under seal, as of the date first written above, with the intent to be legally bound hereby.

ENVIRONMENTAL TECTONICS CORPORATION
By:
(SEAL)
Print Name:
Title:

Disclosure for Confession of Judgment

Undersigned:	Environmental Tectonics Corporation 125 James Way Southampton, PA 18966

Lender:	PNC Bank, National Association 1000 Westlakes Drive, Suite 200 Berwyn, PA 19312
The undersigned has executed, and/or is executing, on or about the date hereof, a Committed Line of Credit Note in the principal amount of $20,000,000, under which the undersigned is obligated to repay monies to Lender.
     A. The undersigned acknowledges and agrees that the above documents contain provisions under which Lender may enter judgment by confession against the undersigned. Being fully aware of its rights to prior notice and a hearing on the validity of any judgment or other claims that may be asserted against it by Lender thereunder before judgment is entered, the undersigned hereby freely, knowingly and intelligently waives these rights and expressly agrees and consents to Lender’s entering judgment against it by confession pursuant to the terms thereof.
     B. The undersigned also acknowledges and agrees that the above documents contain provisions under which Lender may, after entry of judgment and without either notice or a hearing, foreclose upon, attach, levy, take possession of or otherwise seize property of the undersigned in full or partial payment of the judgment. Being fully aware of its rights after judgment is entered (including the right to move to open or strike the judgment), the undersigned hereby freely, knowingly and intelligently waives its rights to notice and a hearing and expressly agrees and consents to Lender’s taking such actions as may be permitted under applicable state and federal law without prior notice to the undersigned.
     C. The undersigned certifies that a representative of Lender specifically called the confession of judgment provisions in the above documents to the attention of the undersigned, and/or that the undersigned was represented by legal counsel in connection with the above documents.
     D. The undersigned hereby certifies: that its annual revenues exceed $10,000; that all references to “the undersigned” above refer to all persons and entities signing below; and that the undersigned received a copy hereof at the time of signing.

Dated: , 2009	ENVIRONMENTAL TECTONICS CORPORATION
By:
(SEAL)
Print Name:
Title:

_______________ ___, 2009

Environmental Tectonics Corporation
125 James Way
Southampton, PA 18966
Attention: Duane Deaner
Re:   $20,000,000 Committed Line of Credit
Dear Duane:
     We are pleased to inform you that PNC Bank, National Association (the “Bank”) has approved your request for a committed line of credit to Environmental Tectonics Corporation (the “Borrower”). This letter agreement amends, restates and replaces (but does not constitute a novation of) the existing Letter Agreement dated July 31, 2007 between the Bank and the Borrower (as heretofore amended, the “Existing Loan Agreement”).
          1. Facility and Use of Proceeds. This is a committed revolving line of credit under which the Borrower may request and the Bank, subject to the terms and conditions of this letter, will make advances to the Borrower from time to time until the Expiration Date, in an amount in the aggregate at any time outstanding not to exceed $20,000,000 (the “Line of Credit” or the “Loan”). The “Expiration Date” means June 30, 2010, or such later date as may be designated by the Bank by written notice to the Borrower. Advances under the Line of Credit will be used for working capital or other general business purposes of the Borrower.
     The Borrower may request that the Bank, in lieu of cash advances, issue standby letters of credit (individually, each a “Letter of Credit” and collectively the “Letters of Credit”) having expiration dates not later than one year after the Expiration Date. The existing Letters of Credit heretofore issued by the Bank and listed on Schedule I (the “Existing Letters of Credit”) hereto shall constitute Letters of Credit for all purposes hereunder. The availability of advances under the Line of Credit shall be reduced by the face amount of each Letter of Credit issued and outstanding (whether or not drawn). Each payment by the Bank under a Letter of Credit shall in Bank’s discretion constitute an advance of principal under the Line of Credit and shall be evidenced by the Note (as defined below). The Letters of Credit shall be governed by the terms of this letter and by a reimbursement agreement, in form and content satisfactory to the Bank, executed by the Borrower in favor of the Bank (the “Reimbursement Agreement”). Each request for the issuance of a Letter of Credit must be accompanied by the Borrower’s execution of an application on the Bank’s standard forms (each, an “Application”), together with all supporting documentation. Each Letter of Credit will be issued in the Bank’s sole discretion and in a form acceptable to the Bank. The Borrower shall pay to the Bank fees on the face amount of each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit (including, effective as of the date hereof, Existing Letters of Credit) multiplied by 2.50% per annum, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each fiscal quarter and on the Expiration Date, provided that in no event shall such fees for any Letter

Environmental Tectonics Corporation
March ___, 2009

of Credit be less than the standard minimum amount charged for letters of credit issued by the Bank from time to time for its customers, together with such other customary issuance fees, commissions and expenses therefor as shall be required by the Bank. This letter is not a pre-advice for the issuance of a letter of credit and is not irrevocable.
          2. Note. The obligation of the Borrower to repay advances under the Line of Credit shall be evidenced by a promissory note (the “Note”) in form and content satisfactory to the Bank. This letter (the “Letter Agreement”), the Note, the Reimbursement Agreement, the Guaranty, the Pledge Agreement and the other agreements and documents executed and/or delivered pursuant hereto, as each may be amended, modified, extended or renewed from time to time, will constitute the “Loan Documents.” Capitalized terms not defined herein shall have the meaning ascribed to them in the Loan Documents.
          3. Interest Rate. Interest on the unpaid balance of the Line of Credit advances will be charged at the rates, and be payable on the dates and times, set forth in the Note.
          4. Repayment. Subject to the terms and conditions of this Letter Agreement, the Borrower may borrow, repay and reborrow under the Line of Credit until the Expiration Date, on which date the outstanding principal balance and any accrued but unpaid interest shall be due and payable. Interest will be due and payable as set forth in the Note, and will be computed on the basis of a year of 360 days and paid on the actual number of days that principal is outstanding.
          5. Security. The Borrower must cause to be executed and delivered to the Bank, in form and content satisfactory to the Bank as security for the Line of Credit, an amended and restated guaranty agreement, under which H. F. Lenfest (the “Guarantor”) will unconditionally guarantee the due and punctual payment of all indebtedness owed to the Bank by the Borrower under the Line of Credit (the “Guaranty”), and a pledge agreement, under which the Guarantor will grant to the Bank a security interest in certain investment property (the “Pledge Agreement”) as collateral for Guarantor’s obligations under the Guaranty.
          6. Covenants. Unless compliance is waived in writing by the Bank, until payment in full of the Loan and all of the obligations of the Borrower in respect of the Letters of Credit and termination of the commitment for the Line of Credit:
               (a) The Borrower will promptly submit to the Bank such information as the Bank may reasonably request relating to the Borrower’s affairs (including but not limited to annual Financial Statements (as hereinafter defined) and tax returns for the Borrower and/or any security for the Line of Credit.
               (b) The Borrower will not make or permit any change in its form of organization or any material change in the nature of its business as carried on as of the date of this Letter Agreement.

Environmental Tectonics Corporation
March ___, 2009

               (c) The Borrower will notify the Bank in writing of the occurrence of any Event of Default or an act or condition which, with the passage of time, the giving of notice or both might become an Event of Default.
               (d) The Borrower will comply with the financial and other covenants included in Exhibit “A” hereto.
          7. Representations and Warranties. To induce the Bank to extend the Line of Credit and upon the making of each advance to the Borrower or issuance of any Letter of Credit under the Line of Credit, the Borrower represents and warrants as follows:
               (a) The Borrower’s latest Financial Statements provided to the Bank are true, complete and accurate in all material respects and fairly present the financial condition, assets and liabilities, whether accrued, absolute, contingent or otherwise, and the results of the Borrower’s operations for the period specified therein. The Borrower’s Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied from period to period subject, in the case of interim statements, to normal year-end adjustments. Since the date of the latest Financial Statements provided to the Bank, the Borrower has not suffered any damage, destruction or loss which has materially adversely affected its business, assets, operations, financial condition or results of operations.
               (b) There are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of the Borrower, threatened against the Borrower which could result in a material adverse change in its business, assets, operations, financial condition or results of operations and there is no basis known to the Borrower or its officers, directors or shareholders for any such action, suit, proceedings or investigation.
               (c) The Borrower has filed all returns and reports that are required to be filed by it in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon the Borrower or its property, including unemployment, social security and similar taxes and all of such taxes have been either paid or adequate reserve or other provision has been made therefor.
               (d) The Borrower is duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization and has the power and authority to own and operate its assets and to conduct its business as now or proposed to be carried on, and is duly qualified, licensed and in good standing to do business in all jurisdictions where its ownership of property or the nature of its business requires such qualification or licensing.
               (e) The Borrower has full power and authority to enter into the transactions provided for in this Letter Agreement and has been duly authorized to do so by all necessary and appropriate action and when executed and delivered by the Borrower, this Letter Agreement and the other Loan Documents will constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms.

Environmental Tectonics Corporation
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               (f) There does not exist any default or violation by the Borrower of or under any of the terms, conditions or obligations of: (i) its organizational documents; (ii) any indenture, mortgage, deed of trust, franchise, permit, contract, agreement, or other instrument to which it is a party or by which it is bound; or (iii) any law, regulation, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon the Borrower by any law or by any governmental authority, court or agency.
          8. Fees. Beginning on the first day of the quarter after the date hereof and continuing on the first day of each quarter thereafter until the Expiration Date, the Borrower shall pay a commitment fee to the Bank, in arrears, at the rate of one-eighth of one percent (.125%) per annum on the average daily balance of the Line of Credit which is undisbursed and uncancelled during the preceding quarter. For purposes of calculating such fee, outstanding Letters of Credit shall constitute disbursements under the Line of Credit. The commitment fee shall be computed on the basis of a year of 360 days and paid on the actual number of days elapsed.
          9. Expenses. The Borrower shall reimburse the Bank for the Bank’s expenses (including the reasonable fees and expenses of the Bank’s outside and in-house counsel) in documenting and closing this transaction, in connection with any amendments, modifications or renewals of the Line of Credit, and in connection with the collection of all of the Borrower’s Obligations to the Bank, including but not limited to enforcement actions relating to the Loan.
          10. Depository. The Borrower will establish and maintain at the Bank the Borrower’s primary depository account.
          11. Additional Provisions. Before the first advance under the Loan and/or the issuance of any additional Letter of Credit, the Borrower shall execute and deliver to the Bank the Note, an Application for each Letter of Credit, the Reimbursement Agreement, and the other required Loan Documents and such other instruments and documents as the Bank may reasonably request, such as certified resolutions, incumbency certificates or other evidence of authority. The Bank will not be obligated to make any advance or issue any additional Letter of Credit under the Line of Credit if any Event of Default or event which with the passage of time, provision of notice or both would constitute an Event of Default shall have occurred and be continuing.
     Prior to execution of the final Loan Documents, the Bank may terminate this Letter Agreement if a material adverse change occurs with respect to the Borrower, the Guarantor, or any other person or entity connected in any way with the Loan, or if the Borrower fails to comply with any of the terms and conditions of this Letter Agreement, or if the Bank reasonably determines that any of the conditions cannot be met.
     This Letter Agreement is governed by the laws of the Commonwealth of Pennsylvania. No modification, amendment or waiver of any of the terms of this Letter Agreement, nor any consent to any departure by the Borrower therefrom, will be effective unless made in a writing

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signed by the party to be charged, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. When accepted, this Letter Agreement and the other Loan Documents will constitute the entire agreement between the Bank and the Borrower concerning the Line of Credit, and shall replace all prior understandings, statements, negotiations and written materials relating to the Line of Credit or the Letters of Credit, including but not limited to the Existing Loan Agreement.
     The Bank will not be responsible for any damages, consequential, incidental, special, punitive or otherwise, that may be incurred or alleged by any person or entity, including the Borrower and the Guarantor, as a result of this Letter Agreement, the other Loan Documents, the transactions contemplated hereby or thereby, or the use of the Letters of Credit.
     THE BORROWER AND THE BANK IRREVOCABLY WAIVE ANY AND ALL RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE ARISING OUT OF THIS LETTER AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED IN ANY OF SUCH DOCUMENTS AND ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.
     If and when a loan closing occurs, this Letter Agreement (as the same may be amended from time to time) shall survive the closing and will serve as our loan agreement throughout the term of the Loan.
     To accept these terms, please sign the enclosed copy of this Letter Agreement as set forth below and the Loan Documents and return them to the Bank within thirty (30) days from the date of this Letter Agreement, or this Letter Agreement may be terminated at the Bank’s option without liability or further obligation of the Bank.
     Thank you for giving PNC Bank this opportunity to work with your business. We look forward to other ways in which we may be of service to your business or to you personally.

Very truly yours, PNC BANK, NATIONAL ASSOCIATION
By:
Title:

Environmental Tectonics Corporation
March ___, 2009

ACCEPTANCE
     With the intent to be legally bound hereby, the above terms and conditions are hereby agreed to and accepted as of this ___ day of _________, 2009.

BORROWER: ENVIRONMENTAL TECTONICS CORPORATION
By:
(SEAL)
Print Name:
Title:

EXHIBIT A
TO LETTER AGREEMENT
DATED_________ __, 2009
A. FINANCIAL REPORTING COVENANTS:
     (1) The Borrower will deliver to the Bank:
          (a) Financial Statements for its fiscal year, within 90 days after fiscal year end, audited and certified without qualification by a certified public accountant acceptable to the Bank.
          (b) Financial Statements for each of the first three fiscal quarters, within 60 days after the quarter end, together with year-to-date and comparative figures for the corresponding periods of the prior year, certified as true and correct by its chief financial officer.
          (c) With each delivery of Financial Statements, a certificate of the Borrower’s chief financial officer as to the Borrower’s compliance with the financial covenants set forth below for the period then ended and whether any Event of Default exists, and, if so, the nature thereof and the corrective measures the Borrower proposes to take. This certificate shall set forth all detailed calculations necessary to demonstrate such compliance.
     (2) Within 45 days after fiscal year end the Borrower will deliver to the Bank financial projections for the current fiscal year in a form reasonably satisfactory to the Bank.
     “Financial Statements” means the consolidated balance sheet and statements of income and cash flows prepared in accordance with generally accepted accounting principles in effect from time to time (“GAAP”) applied on a consistent basis (subject in the case of interim statements to normal year-end adjustments).
B. FINANCIAL COVENANTS:
     (1) The Borrower will maintain as of the end of each fiscal quarter a Consolidated Tangible Net Worth of at least $3,500,000.
     (2) The Borrower will maintain as of the end of each fiscal quarter ending during the periods indicated a minimum EBITDA as set forth below:

Period	EBITDA
December 1, 2008 through February 28, 2009	500,000
March 1, 2009 through May 31, 2009	300,000
June 1, 2009 through August 31, 2009	1,200,000
September 1, 2009 through November 30, 2009	1,000,000
December 1, 2009 through February 28, 2010	900,000
March 1, 2010 and thereafter	1,300,000

A-1

     “Consolidated Tangible Net Worth” means as of any date of determination, the sum of (a) the aggregate amount of all assets of the Borrower and its subsidiaries on a consolidated basis at such date as may be properly classified as such in accordance with GAAP, excluding such other assets as are properly classified as intangible assets under GAAP, (b) minus the aggregate amount of all liabilities of the Borrower and its subsidiaries and minority interests in the Borrower or any of its subsidiaries on a consolidated basis at such date, as may be properly classified as such in accordance with GAAP, plus (c) Subordinated Debt.
     “EBITDA” means net income plus interest expense plus income tax expense plus amortization plus depreciation.
     “Subordinated Debt” means indebtedness that has been subordinated to the Borrower’s indebtedness to the Bank pursuant to a subordination agreement in form and content satisfactory to the Bank.
C. NEGATIVE COVENANTS:
     (1) The Borrower will not liquidate, or dissolve, or merge or consolidate with any person, firm, corporation or other entity, or sell, lease, transfer or otherwise dispose of all or substantially all of its property or assets, whether now owned or hereafter acquired.
     (2) The Borrower will not create, assume, incur or suffer to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind upon any of its property, now owned or hereafter acquired, or acquire or agree to acquire any kind of property under conditional sales or other title retention agreements; provided, however, that the foregoing restrictions shall not prevent the Borrower from:
          (a) incurring liens for taxes, assessments or governmental charges or levies which shall not at the time be due and payable or can thereafter be paid without penalty or are being contested in good faith by appropriate proceedings diligently conducted and with respect to which it has created adequate reserves; or
          (b) making pledges or deposits to secure obligations under workers’ compensation laws or similar legislation; or
          (c) granting purchase money security interests in personal property of the Borrower existing or created when such property is acquired, provided that the principal amount of the indebtedness secured by each such security interest does not exceed the purchase price of the related property; or
          (d) granting subordinate liens or security interests to secure future Subordinated Debt to H.F. Lenfest; or
          (e) granting liens or security interests in favor of the Bank.

A-2

SCHEDULE I
Existing Letters of Credit

Number	Amount	Expiration Date

00259738	$43,190.00	6/30/2009
00262405	$39,820.00	11/9/2009
00263283	$161,000.00	1/31/2010
18104493	$63,365.00	6/30/2009
18104640	$100,000.00	6/30/2009
18107336	$2,356.50	10/31/2009
18107339	$75,000.00	10/31/2009
18107341	$785.50	10/31/2009
18107342	$225,000.00	10/31/2009
18107610	$58,948.42	9/15/2010
18107611	$318,825.00	9/15/2009
18110007	$286,250.00	6/30/2010
18110104	$286,250.00	8/30/2010
00260691	$21,341.75	6/30/2009
18101978	$195,000.00	3/26/2010
18101979	$585,000.00	3/26/2010
18103494	$15,131.00	6/30/2009
18109757	$22,020.31	3/30/2009
18110169	$60,000.00	10/30/2009
18110170	$40,000.00	10/30/2009
18110563	$66,297.00	6/30/2010

Amended and Restated Guaranty Agreement
     THIS AMENDED AND RESTATED GUARANTY AGREEMENT (this “Guaranty”) is made and entered into as of this       day of           , 2009, by H.F. LENFEST, an individual (the “Guarantor”), with an address at 300 Barr Harbor Drive, Suite 460, West Conshohocken, PA 19428, in consideration of the extension of credit by PNC BANK, NATIONAL ASSOCIATION (the “Bank”), with an address at 1000 Westlakes Drive, Suite 200, Berwyn, PA 19312, to ENVIRONMENTAL TECTONICS CORPORATION (the “Borrower”), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. This Guaranty amends, restates and replaces (but does not constitute a novation of) the existing Restated Guaranty Agreement from the Guarantor to the Bank dated as of July 31, 2007.
1. Guaranty of Obligations. The Guarantor hereby unconditionally guarantees, as a primary obligor, and becomes surety for, the prompt payment and performance of all loans, advances, debts, liabilities, reimbursement and other obligations, covenants and duties owing by the Borrower to the Bank of any kind or nature, present or future (including any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising under (i) the revolving credit facility established under that certain amended and restated Letter Agreement between the Borrower and the Bank dated as of                 , 2009 (as hereafter amended, modified or supplemented, the “Credit Agreement”), the Second Amended and Restated Reimbursement Agreement for Letters of Credit from the Borrower in favor of the Bank dated as of                 , 2009 (as hereafter amended, modified or supplemented, the “Reimbursement Agreement”), the Note and Letters of Credit (as those terms are defined in the Credit Agreement) heretofore or hereafter issued pursuant thereto, and any amendments, extensions, renewals and increases of or to the foregoing, and (ii) the “Transaction” entered into pursuant to and as defined in that certain ISDA Master Agreement between the Borrower and the Bank dated as of August 6, 2007 (as hereafter amended, modified or supplemented, the “Master Agreement”) and the confirmation letter agreement between the Borrower and the Bank dated as of September 12, 2008 (the “Confirmation Letter”), and all costs and expenses of the Bank incurred in the modification, enforcement, collection and otherwise in connection with any of the foregoing, including reasonable attorneys’ fees and expenses (hereinafter referred to collectively as the “Obligations”); provided, however, that the Guarantor’s liability hereunder solely with respect to those Obligations arising under the Credit Agreement, the Reimbursement Agreement, the Note and the Letters of Credit (the “Line of Credit Obligations”) shall not exceed $20,000,000 of principal plus all accrued and unpaid interest on such principal and all costs and expenses arising from the Line of Credit Obligations and the Guarantor’s liability hereunder with respect to the Obligations arising under the Master Agreement shall not exceed the maximum liability that the Borrower may incur to the Bank under the Confirmation Letter and the Master Agreement as it applies to the Transaction described in the Confirmation Letter. If the Borrower defaults under any Obligations, the Guarantor will pay the amount due to the Bank.

2. Nature of Guaranty; Waivers. This is a guaranty of payment and not of collection and the Bank shall not be required, as a condition of the Guarantor’s liability, to make any demand upon or to pursue any of its rights against the Borrower, or to pursue any rights which may be available to it with respect to any other person who may be liable for the payment of the Obligations.
     This is an absolute, unconditional, irrevocable and continuing guaranty and will remain in full force and effect until all of the Obligations have been indefeasibly paid in full, and the Bank has terminated this Guaranty. This Guaranty will remain in full force and effect even if there is no principal balance or other amounts outstanding under the Obligations at a particular time or from time to time. This Guaranty will not be affected by any surrender, exchange, acceptance, compromise or release by the Bank of any other party, or any other guaranty or any security held by it for any of the Obligations, by any failure of the Bank to take any steps to perfect or maintain its lien or security interest in or to preserve its rights to any security or other collateral for any of the Obligations or any guaranty, or by any irregularity, unenforceability or invalidity of any of the Obligations or any part thereof or any security or other guaranty thereof. The Guarantor’s obligations hereunder shall not be affected, modified or impaired by any counterclaim, set-off, recoupment, deduction or defense based upon any claim the Guarantor may have (directly or indirectly) against the Borrower or the Bank, except payment or performance of the Obligations.
     Notice of acceptance of this Guaranty, notice of extensions of credit to the Borrower from time to time, notice of default, diligence, presentment, notice of dishonor, protest, demand for payment, and any defense based upon the Bank’s failure to comply with the notice requirements under Sections 9-611 and 9-612 of the Uniform Commercial Code as in effect from time to time are hereby waived. The Guarantor waives all defenses based on suretyship or impairment of collateral.
     The Bank at any time and from time to time, without notice to or the consent of the Guarantor, and without impairing or releasing, discharging or modifying the Guarantor’s liabilities hereunder, may (a) change the manner, place, time or terms of payment or performance of or interest rates on, or other terms relating to, any of the Obligations; (b) renew, substitute, modify, amend or alter, or grant consents or waivers relating to any of the Obligations, any other guaranties, or any security for any Obligations or guaranties; (c) apply any and all payments by whomever paid or however realized including any proceeds of any collateral, to any Obligations of the Borrower in such order, manner and amount as the Bank may determine in its sole discretion; (d) settle, compromise or deal with any other person, including the Borrower or the Guarantor, with respect to any Obligations in such manner as the Bank deems appropriate in its sole discretion; (e) substitute, exchange or release any security or guaranty; or (f) take such actions and exercise such remedies hereunder as provided herein.
3. Repayments or Recovery from the Bank. If any demand is made at any time upon the Bank for the repayment or recovery of any amount received by it in payment or on account of any of the Obligations and if the Bank repays all or any part of such amount by reason of any judgment, decree or order of any court or administrative body or by reason of any settlement or compromise of any such demand, the Guarantor will be and remain liable hereunder for the amount so repaid or recovered to the same extent as if such amount had never been received originally by the Bank. The provisions of this section will be and remain effective notwithstanding any contrary action which may have been taken by the Guarantor in reliance upon such payment, and any such contrary action so taken will be without prejudice to the Bank’s rights hereunder and will be deemed to have been conditioned upon such payment having become final and irrevocable.
4. Financial Statements. Unless compliance is waived in writing by the Bank or until all of the Obligations have been paid in full, the Guarantor will promptly submit to the Bank such information relating to the Guarantor’s affairs (including, but not limited to, semi-annual investment statements for the

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Guarantor within 60 days following each June 30 and December 31 and tax returns for the Guarantor within 30 days following the filing thereof) or any security for the Guaranty at any time provided by the Guarantor as the Bank may reasonably request.
5. Enforceability of Obligations. No modification, limitation or discharge of the Obligations arising out of or by virtue of any bankruptcy, reorganization or similar proceeding for relief of debtors under federal or state law will affect, modify, limit or discharge the Guarantor’s liability in any manner whatsoever and this Guaranty will remain and continue in full force and effect and will be enforceable against the Guarantor to the same extent and with the same force and effect as if any such proceeding had not been instituted. The Guarantor waives all rights and benefits which might accrue to it by reason of any such proceeding and will be liable to the full extent hereunder, irrespective of any modification, limitation or discharge of the liability of the Borrower that may result from any such proceeding.
6. Events of Default. The occurrence of any of the following shall be an “Event of Default”: (i) any Event of Default (as defined in any of the Obligations); (ii) any default under any of the Obligations that does not have a defined set of “Events of Default” and the lapse of any notice or cure period provided in such Obligation with respect to such default, (iii) the Guarantor’s failure to perform any of its material obligations hereunder; (iv) the falsity, inaccuracy or material breach by the Guarantor of any written warranty, representation or statement made or furnished to the Bank by or on behalf of the Guarantor; (v) the termination or attempted termination of this Guaranty by the Guarantor; (vi) the Guarantor shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking arrangement, adjustment, winding-up, liquidation, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Guarantor shall make a general assignment for the benefit of its creditors; or (vii) there shall be commenced against the Guarantor any case, proceeding or other action of a nature referred to in clause (v) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days. Upon the occurrence of any Event of Default, (a) the Guarantor shall pay to the Bank the amount of the Obligations; or (b) on demand of the Bank, the Guarantor shall immediately deposit with the Bank, in U.S. dollars, all amounts due or to become due under the Obligations, and the Bank may at any time use such funds to repay the Obligations; or (c) the Bank in its discretion may exercise with respect to any collateral any one or more of the rights and remedies provided a secured party under the applicable version of the Uniform Commercial Code; or (d) the Bank in its discretion may exercise from time to time any other rights and remedies available to it at law, in equity or otherwise.
7. Right of Setoff. In addition to all liens upon and rights of setoff against the Guarantor’s money, securities or other property given to the Bank by law, the Bank shall have, with respect to the Guarantor’s obligations to the Bank under this Guaranty and to the extent permitted by law, a contractual possessory security interest in and a contractual right of setoff against, and the Guarantor hereby grants Bank a security interest in, and hereby assigns, conveys, delivers, pledges and transfers to the Bank all of the Guarantor’s right, title and interest in and to, all of the Guarantor’s deposits, moneys, securities and other property now or hereafter in the possession of or on deposit with, or in transit to, the Bank or any other direct or indirect subsidiary of The PNC Financial Services Group, Inc., whether held in a general or special account or deposit, whether held jointly with someone else, or whether held for safekeeping or otherwise, excluding, however, all IRA, Keogh, and trust accounts. Every such security interest and right of setoff may be exercised without demand upon or notice to the Guarantor. Every such right of setoff shall be deemed to have been exercised immediately upon the occurrence of an Event of Default hereunder without any action of the Bank, although the Bank may enter such setoff on its books and records at a later time.

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8. Collateral. This Guaranty is secured by the property described in any collateral security documents which the Guarantor executes and delivers to the Bank and by such other collateral as may in the future be granted to the Bank to secure any Obligations of the Guarantor to the Bank.
9. Costs. To the extent that the Bank incurs any costs or expenses in protecting or enforcing its rights under the Obligations or this Guaranty, including reasonable attorneys’ fees and the costs and expenses of litigation, such costs and expenses will be due on demand, will be included in the Obligations and will bear interest from the incurring or payment thereof at the default interest rate provided under the Credit Agreement.
10. Postponement of Subrogation. Until the Obligations are indefeasibly paid in full, expire, are terminated and are not subject to any right of revocation or rescission, the Guarantor postpones and subordinates in favor of the Bank or its designee (and any assignee or potential assignee) any and all rights which the Guarantor may have to (a) assert any claim whatsoever against the Borrower based on subrogation, exoneration, reimbursement, or indemnity or any right of recourse to security for the Obligations with respect to payments made hereunder, and (b) any realization on any property of the Borrower, including participation in any marshalling of the Borrower’s assets.
11. Notices. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder (“Notices”) must be in writing and will be effective upon receipt. Notices may be given in any manner to which the Bank and the Guarantor may separately agree, including electronic mail. Without limiting the foregoing, first-class mail, facsimile transmission and commercial courier service are hereby agreed to as acceptable methods for giving Notices. Regardless of the manner in which provided, Notices may be sent to addresses for the Bank and the Guarantor as set forth above or to such other address as either may give to the other for such purpose in accordance with this section.
12. Preservation of Rights. No delay or omission on the Bank’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Bank’s action or inaction impair any such right or power. The Bank’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Bank may have under other agreements, at law or in equity. The Bank may proceed in any order against the Borrower, the Guarantor or any other obligor of, or collateral securing, the Obligations.
13. Illegality. If any provision contained in this Guaranty should be invalid, illegal or unenforceable in any respect, it shall not affect or impair the validity, legality and enforceability of the remaining provisions of this Guaranty.
14. Changes in Writing. No modification, amendment or waiver of, or consent to any departure by the Guarantor from, any provision of this Guaranty will be effective unless made in a writing signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Guarantor will entitle the Guarantor to any other or further notice or demand in the same, similar or other circumstance.
15. Entire Agreement. This Guaranty (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the Guarantor and the Bank with respect to the subject matter hereof; provided, however, that this Guaranty is in addition to, and not in substitution for, any other guarantees from the Guarantor to the Bank.
16. Successors and Assigns. This Guaranty will be binding upon and inure to the benefit of the Guarantor and the Bank and their respective heirs, executors, administrators, successors and assigns;

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provided, however, that the Guarantor may not assign this Guaranty in whole or in part without the Bank’s prior written consent and the Bank at any time may assign this Guaranty in whole or in part.
17. Interpretation. In this Guaranty, unless the Bank and the Guarantor otherwise agree in writing, the singular includes the plural and the plural the singular; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; the word “or” shall be deemed to include “and/or”, the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; and references to sections or exhibits are to those of this Guaranty. Section headings in this Guaranty are included for convenience of reference only and shall not constitute a part of this Guaranty for any other purpose. If this Guaranty is executed by more than one party as Guarantor, the obligations of such persons or entities will be joint and several.
18. Governing Law and Jurisdiction. This Guaranty has been delivered to and accepted by the Bank and will be deemed to be made in the State where the Bank’s office indicated above is located. This Guaranty will be interpreted and the rights and liabilities of the Bank and the Guarantor determined in accordance with the laws of the State where the Bank’s office indicated above is located, excluding its conflict of laws rules. The Guarantor hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in the county or judicial district where the Bank’s office indicated above is located; provided that nothing contained in this Guaranty will prevent the Bank from bringing any action, enforcing any award or judgment or exercising any rights against the Guarantor individually, against any security or against any property of the Guarantor within any other county, state or other foreign or domestic jurisdiction. The Guarantor acknowledges and agrees that the venue provided above is the most convenient forum for both the Bank and the Guarantor. The Guarantor waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Guaranty.
19. Equal Credit Opportunity Act. If the Guarantor is not an “applicant for credit” under Section 202.2 (e) of the Equal Credit Opportunity Act of 1974 (“ECOA”), the Guarantor acknowledges that (i) this Guaranty has been executed to provide credit support for the Obligations, and (ii) the Guarantor was not required to execute this Guaranty in violation of Section 202.7(d) of ECOA.
20. Authorization to Obtain Credit Reports. By signing below, the Guarantor provides written authorization to the Bank or its designee (and any assignee or potential assignee) to obtain the Guarantor’s personal credit profile from one or more national credit bureaus. Such authorization shall solely extend to obtaining a credit profile in considering this Guaranty and subsequently for the purposes of update, renewal or extension of such credit or additional credit and for reviewing or collecting the resulting account.
21. Waiver of Jury Trial. The Guarantor irrevocably waives any and all right the Guarantor may have to a trial by jury in any action, proceeding or claim of any nature relating to this Guaranty, any documents executed in connection with this Guaranty or any transaction contemplated in any of such documents. The Guarantor acknowledges that the foregoing waiver is knowing and voluntary.
     The Guarantor acknowledges that it has read and understood all the provisions of this Guaranty, including the waiver of jury trial, and has been advised by counsel as necessary or appropriate.

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WITNESS the due execution hereof as a document under seal, as of the date first written above, with the intent to be legally bound hereby.

WITNESS:

H.F. Lenfest (SEAL)
Print Name:
Acknowledged and accepted:

PNC BANK NATIONAL ASSOCIATION
By:
Title:

Pledge Agreement (Stocks, Bonds and Commercial Paper)
     THIS PLEDGE AGREEMENT, dated as of this ___day of                     , 2009, is made by H.F. LENFEST (the “Pledgor”), with an address at 300 Barr Harbor Drive, Suite 460, West Conshohocken, PA 19428, in favor of PNC BANK, NATIONAL ASSOCIATION (the “Secured Party”), with an address at 1000 Westlakes Drive, Suite 200, Berwyn, PA 19312.
     1. Pledge. In order to induce the Secured Party to extend the Obligations (as defined below), the Pledgor hereby grants a security interest in and pledges to the Secured Party all of the Pledgor’s right, title and interest in and to the investment property and other assets described in Exhibit A attached hereto and made a part hereof, and all security entitlements of the Pledgor with respect thereto, whether now owned or hereafter acquired, together with all additions, substitutions, replacements and proceeds thereof and all income, interest, dividends and other distributions thereon (collectively, the “Collateral”). If the Collateral includes certificated securities, documents or instruments, such certificates are herewith delivered to the Secured Party accompanied by duly executed blank stock or bond powers or assignments as applicable. The Pledgor hereby authorizes the transfer of possession of all certificates, instruments, documents and other evidence of the Collateral to the Secured Party.
     2. Obligations Secured. The Collateral secures payment of all loans, advances, debts, liabilities, obligations, covenants and duties owing from Environmental Tectonics Corporation (the “Borrower”) to the Secured Party any kind or nature, present or future (including any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising under the revolving credit facility established under that certain amended and restated Letter Agreement between the Borrower and the Bank dated as of                      ___, 2009 (as hereafter amended, modified or supplemented, the “Credit Agreement”), the Second Amended and Restated Reimbursement Agreement for Letters of Credit from the Borrower in favor of the Bank dated as of                      ___, 2009 (as hereafter amended, modified or supplemented, the “Reimbursement Agreement”), the Note and Letters of Credit (as those terms are defined in the Credit Agreement) heretofore or hereafter issued pursuant thereto, and that certain ISDA Master Agreement between the Borrower and the Bank dated as of August 6, 2007 (as hereafter amended, modified or supplemented, the “Master Agreement”) and any “Transaction” pursuant to and as defined in the Master Agreement heretofore or hereafter entered into from time to time, and any amendments, extensions, renewals and increases of or to the foregoing, and all costs and expenses of the Secured Party incurred in the documentation, negotiation, modification, enforcement, collection and otherwise in connection with the foregoing, including reasonable attorneys’ fees and expenses (hereinafter referred to collectively as the “Obligations”).
     3. Representations and Warranties. The Pledgor represents and warrants to the Secured Party as follows:
          3.1 There are no restrictions on the pledge or transfer of any of the Collateral, other than restrictions referenced on the face of any certificates evidencing the Collateral.
          3.2 The Pledgor is the legal owner of the Collateral, which is registered in the name of the Pledgor, the Custodian (as hereinafter defined) or a nominee.
          3.3 The Collateral is free and clear of any security interests, pledges, liens, encumbrances, charges, agreements, claims or other arrangements or restrictions of any kind, except as referenced in Section 3.1 above; and the Pledgor will not incur, create, assume or permit to exist any pledge, security interest, lien, charge or other encumbrance of any nature whatsoever on any of the Collateral or assign, pledge or otherwise encumber any right to receive income from the Collateral, other than in favor of the Secured Party.

          3.4 The Pledgor has the right to transfer the Collateral free of any encumbrances and the Pledgor will defend the Pledgor’s title to the Collateral against the claims of all persons, and any registration with, or consent or approval of, or other action by, any federal, state or other governmental authority or regulatory body which was or is necessary for the validity of the pledge of and grant of the security interest in the Collateral has been obtained.
          3.5 The pledge of and grant of the security interest in the Collateral is effective to vest in the Secured Party a valid and perfected first priority security interest, superior to the rights of any other person, in and to the Collateral as set forth herein.
     4. Covenants.
          4.1 Unless otherwise agreed in writing between the Pledgor and the Secured Party, the Pledgor agrees to maintain at all times Collateral (of the type listed in Exhibit B attached hereto) having a minimum Market Value of at least $10,000,000 and to provide additional Collateral (of the type listed in Exhibit B attached hereto) to the Secured Party promptly upon the Secured Party’s request if the minimum Market Value is not maintained. At the Pledgor’s request at any time that no Event of Default has occurred and is continuing, the Secured Party shall approve the withdrawal of any Collateral, including any income, interest, dividends and other distributions on such Collateral from the securities account described on Exhibit A, provided that the Pledgor has demonstrated to the satisfaction of the Secured Party that after giving effect to such withdrawal the Market Value of the Collateral remaining in such account equals or exceeds $10,000,000. Pledgor shall request such withdrawals no more frequently than monthly, unless agreed otherwise by the Bank. “Market Value” shall mean as to any Collateral the closing price for such Collateral on the applicable recognized securities exchange and/or applicable recognized bond market on the date of valuation, provided if the Collateral is not traded on a recognized securities exchange and/or recognized bond market, “Market Value” shall mean the price for such Collateral as may be agreed to by a willing buyer and willing seller in an arm’s length transaction entered into on such date, as the same may be determined by the Secured Party in its discretion.
          4.2 If all or part of the Collateral constitutes “margin stock” within the meaning of Regulation U of the Federal Reserve Board, the Pledgor agrees, or if the Pledgor is not the Borrower, it shall cause the Borrower, to execute and deliver Form U-1 to the Secured Party and, unless otherwise agreed in writing between the Borrower and the Secured Party, no part of the proceeds of the Obligations may be used to purchase or carry margin stock.
          4.3 Pledgor agrees not to invoke, and hereby waives its rights under, any statute under any state or federal law which permits the recharacterization of any portion of the Collateral to be interest or income.
     5. Default.
          5.1 If any of the following occur (each an “Event of Default”): (i) any Event of Default (as defined in any of the Obligations), (ii) any default under any of the Obligations that does not have a defined set of “Events of Default” and the lapse of any notice or cure period provided in such Obligations with respect to such default, (iii) demand by the Secured Party under any of the Obligations that have a demand feature, (iv) the failure by the Pledgor to perform any of its material obligations hereunder if such failure is not cured within ten (10) days of notice thereof, (v) the falsity, inaccuracy or material breach by the Pledgor of any written warranty, representation or statement made or furnished to the Secured Party by or on behalf of the Pledgor, (vi) the failure of the Secured Party to have a perfected first priority security interest in the Collateral as a result of any act or failure to act by Pledgor, (vii) any restriction is imposed on the pledge or transfer of any of the Collateral after the date of this Agreement without the Secured Party’s prior written consent, or (viii) the breach of the Control Agreement (referred to in Section 8 below) by Pledgor, or receipt of notice of termination by Pledgor of the Control Agreement if no successor custodian acceptable to the Secured Party has executed a Control Agreement in form and substance acceptable to the Secured Party on or before 10 days prior to the effective date of the termination, then the Secured Party is authorized in its discretion to declare any or all of the Obligations to be immediately due and payable without demand or notice, which are expressly waived, and may exercise any one or

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more of the rights and remedies granted pursuant to this Pledge Agreement or given to a secured party under the Uniform Commercial Code of the applicable state, as it may be amended from time to time, or otherwise at law or in equity, including without limitation the right to issue a Notice of Exclusive Control (as defined in the Control Agreement) to the Custodian, and/or to sell or otherwise dispose of any or all of the Collateral at public or private sale, with or without advertisement thereof, upon such terms and conditions as it may deem advisable and at such prices as it may deem best.
          5.2 (a) At any bona fide public sale, and to the extent permitted by law, at any private sale, the Secured Party shall be free to purchase all or any part of the Collateral, free of any right or equity of redemption in the Pledgor or Borrower, which right or equity is hereby waived and released. Any such sale may be on cash or credit. The Secured Party shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing the Collateral for their own account in compliance with Regulation D of the Securities Act of 1933 (the “Act”) or any other applicable exemption available under such Act. The Secured Party will not be obligated to make any sale if it determines not to do so, regardless of the fact that notice of the sale may have been given. The Secured Party may adjourn any sale and sell at the time and place to which the sale is adjourned. If the Collateral is customarily sold on a recognized market or threatens to decline speedily in value, the Secured Party may sell such Collateral at any time without giving prior notice to the Pledgor. Whenever notice is otherwise required by law to be sent by the Secured Party to the Pledgor of any sale or other disposition of the Collateral, ten (10) days written notice sent to the Pledgor at its address specified above will be reasonable.
               (b) The Pledgor recognizes that the Secured Party may be unable to effect or cause to be effected a public sale of the Collateral by reason of certain prohibitions contained in the Act, so that the Secured Party may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obligated to agree, among other things, to acquire the Collateral for their own account, for investment and without a view to the distribution or resale thereof. The Pledgor understands that private sales so made may be at prices and on other terms less favorable to the seller than if the Collateral were sold at public sales, and agrees that the Secured Party has no obligation to delay or agree to delay the sale of any of the Collateral for the period of time necessary to permit the issuer of the securities which are part of the Collateral (even if the issuer would agree), to register such securities for sale under the Act. The Pledgor agrees that private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner.
          5.3 The net proceeds arising from the disposition of the Collateral after deducting reasonable expenses incurred by the Secured Party will be applied to the Obligations in the order determined by the Secured Party. If any excess remains after the discharge of all of the Obligations, the same will be paid to the Pledgor. If after exhausting all of the Collateral there is a deficiency, the Pledgor or, if the Pledgor is not borrowing from the Secured Party or providing a guaranty of the Borrower’s obligations, the Borrower will be liable therefor to the Secured Party; provided, however, that nothing contained herein will obligate the Secured Party to proceed against the Pledgor, the Borrower or any other party obligated under the Obligations or against any other collateral for the Obligations prior to proceeding against the Collateral.
          5.4 If any demand is made at any time upon the Secured Party for the repayment or recovery of any amount received by it in payment or on account of any of the Obligations and if the Secured Party repays all or any part of such amount by reason of any judgment, decree or order of any court or administrative body or by reason of any settlement or compromise of any such demand, the Pledgor will be and remain liable for the amounts so repaid or recovered to the same extent as if such amount had never been originally received by the Secured Party. The provisions of this section will be and remain effective notwithstanding the release of any of the Collateral by the Secured Party in reliance upon such payment (in which case the Pledgor’s liability will be limited to an amount equal to the fair market value of the Collateral determined as of the date such Collateral was released) and any such release will be without prejudice to the Secured Party’s rights hereunder and will be deemed to have been conditioned upon such payment having become final and irrevocable. This Section shall survive the termination of this Pledge Agreement.

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     6. Voting Rights and Transfer. Prior to the occurrence of an Event of Default, the Pledgor will have the right to exercise all voting rights with respect to the Collateral. At any time after the occurrence of an Event of Default, the Secured Party may transfer any or all of the Collateral into its name or that of its nominee and may exercise all voting rights with respect to the Collateral, but no such transfer shall constitute a taking of such Collateral in satisfaction of any or all of the Obligations unless the Secured Party expressly so indicates by written notice to the Pledgor.
     7. Dividends, Interest and Premiums. The Pledgor will have the right to receive all cash dividends, interest and premiums declared and paid on the Collateral prior to the occurrence of any Event of Default. In the event any additional shares are issued to the Pledgor as a stock dividend or in lieu of interest on any of the Collateral, as a result of any split of any of the Collateral, by reclassification or otherwise, any certificates evidencing any such additional shares will be immediately delivered to the Secured Party and such shares will be subject to this Pledge Agreement and a part of the Collateral to the same extent as the original Collateral. At any time after the occurrence of an Event of Default, the Secured Party shall be entitled to receive all cash or stock dividends, interest and premiums declared or paid on the Collateral, all of which shall be subject to the Secured Party’s rights under Section 5 above.
     8. Securities Account. If the Collateral includes securities or any other financial or other asset maintained in a securities account, then the Pledgor agrees to cause the securities intermediary on whose books and records the ownership interest of the Pledgor in the Collateral appears (the “Custodian”) to execute and deliver, contemporaneously herewith, a notification and control agreement or other agreement (the “Control Agreement”) satisfactory to the Secured Party in order to perfect and protect the Secured Party’s security interest in the Collateral.
     9. Further Assurances. By its signature hereon, the Pledgor hereby irrevocably authorizes the Secured Party, at any time and from time to time, to execute (on behalf of the Pledgor), file and record against the Pledgor any notice, financing statement, continuation statement, amendment statement, instrument, document or agreement under the Uniform Commercial Code that the Secured Party may consider necessary or desirable to create, preserve, continue, perfect or validate any security interest granted hereunder or to enable the Secured Party to exercise or enforce its rights hereunder with respect to such security interest. Without limiting the generality of the foregoing, the Pledgor hereby irrevocably appoints the Secured Party as the Pledgor’s attorney-in-fact to do all acts and things in the Pledgor’s name that the Secured Party reasonably deems necessary or desirable in furtherance of its rights expressly set forth in this Agreement. This power of attorney is coupled with an interest with full power of substitution and is irrevocable. The Pledgor hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof.
     10. Notices. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder (“Notices”) must be in writing and will be effective upon receipt. Notices may be given in any manner to which the parties may separately agree, including electronic mail. Without limiting the foregoing, first-class mail, facsimile transmission and commercial courier service are hereby agreed to as acceptable methods for giving Notices. Regardless of the manner in which provided, Notices may be sent to a party’s address as set forth above or to such other address as either the Pledgor or the Secured Party may give to the other for such purpose in accordance with this section.
     11. Preservation of Rights. (a) No delay or omission on the Secured Party’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Secured Party’s action or inaction impair any such right or power. The Secured Party’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Secured Party may have under other agreements, at law or in equity.
               (b) The Secured Party may, at any time and from time to time, without notice to or the consent of the Pledgor unless otherwise expressly required pursuant to the terms of the Obligations, and without impairing or releasing, discharging or modifying the Pledgor’s liabilities hereunder, (i) change the manner, place, time or terms of payment or performance of or interest rates on, or other terms relating to, any of

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the Obligations; (ii) renew, substitute, modify, amend or alter, or grant consents or waivers relating to any of the Obligations, any other pledge or security agreements, or any security for any Obligations; (iii) apply any and all payments by whomever paid or however realized including any proceeds of any collateral, to any Obligations of the Pledgor or the Borrower in such order, manner and amount as the Secured Party may determine in its sole discretion; (iv) deal with any other person with respect to any Obligations in such manner as the Secured Party deems appropriate in its sole discretion; (v) substitute, exchange or release any security or guaranty; or (vi) take such actions and exercise such remedies hereunder as provided herein. The Pledgor hereby waives (a) presentment, demand, protest, notice of dishonor and notice of non-payment and all other notices to which the Pledgor might otherwise be entitled, and (b) all defenses based on suretyship or impairment of collateral.
     12. Illegality. In case any one or more of the provisions contained in this Pledge Agreement should be invalid, illegal or unenforceable in any respect, it shall not affect or impair the validity, legality and enforceability of the remaining provisions in this Pledge Agreement.
     13. Changes in Writing. No modification or amendment of any provision of this Pledge Agreement will be effective unless made in a writing signed by the Secured Party and the Pledgor. No waiver of, or consent to any departure by the Pledgor from, any provision of this Pledge Agreement will be effective unless made in a writing signed by the Secured Party, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Pledgor in any case will entitle the Pledgor to any other or further notice or demand in the same, similar or other circumstance.
     14. Entire Agreement. This Pledge Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the Pledgor and the Secured Party with respect to the subject matter hereof.
     15. Successors and Assigns. This Pledge Agreement will be binding upon and inure to the benefit of the Pledgor and the Secured Party and their respective heirs, executors, administrators, successors and assigns; provided, however, that the Pledgor may not assign this Pledge Agreement in whole or in part without the Secured Party’s prior written consent and the Secured Party at any time may assign this Pledge Agreement in whole or in part.
     16. Interpretation. In this Pledge Agreement, unless the Secured Party and the Pledgor otherwise agree in writing, the singular includes the plural and the plural the singular; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; the word “or” shall be deemed to include “and/or”, the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; and references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Pledge Agreement. Section headings in this Pledge Agreement are included for convenience of reference only and shall not constitute a part of this Pledge Agreement for any other purpose. If this Pledge Agreement is executed by more than one party as Pledgor, the obligations of such persons or entities will be joint and several.

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     17. Indemnity. The Pledgor agrees to indemnify each of the Secured Party, each legal entity, if any, who controls, is controlled by or is under common control with the Secured Party, and each of their respective directors, officers and employees (the “Indemnified Parties”), and to hold each Indemnified Party harmless from and against, any and all claims, damages, losses, liabilities and expenses (including all fees and charges of internal or external counsel with whom any Indemnified Party may consult and all expenses of litigation or preparation therefor) which any Indemnified Party may incur, or which may be asserted against any Indemnified Party by any person, entity or governmental authority (including any person or entity claiming derivatively on behalf of the Pledgor), in connection with or arising out of or relating to the matters referred to in this Pledge Agreement or under any Control Agreement, whether (a) arising from or incurred in connection with any breach of a representation, warranty or covenant by the Pledgor, or (b) arising out of or resulting from any suit, action, claim, proceeding or governmental investigation, pending or threatened, whether based on statute, regulation or order, or tort, or contract or otherwise, before any court or governmental authority; provided, however, that the foregoing indemnity agreement shall not apply to claims, damages, losses, liabilities and expenses solely attributable to an Indemnified Party’s gross negligence or willful misconduct. The indemnity agreement contained in this Section shall survive the termination of this Pledge Agreement. The Pledgor may participate at its expense in the defense of any such action or claim.

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     18. Governing Law and Jurisdiction. This Pledge Agreement has been delivered to and accepted by the Secured Party and will be deemed to be made in the State where the Secured Party’s office indicated above is located. This Pledge Agreement will be interpreted and the rights and liabilities of the Pledgor and the Secured Party determined in accordance with the laws of the State where the Secured Party’s office indicated above is located, excluding its conflict of laws rules. The Pledgor hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in the county or judicial district where the Secured Party’s office indicated above is located; provided that nothing contained in this Pledge Agreement will prevent the Secured Party from bringing any action, enforcing any award or judgment or exercising any rights against the Pledgor individually, against any security or against any property of the Pledgor within any other county, state or other foreign or domestic jurisdiction. The Pledgor acknowledges and agrees that the venue provided above is the most convenient forum for both the Secured Party and the Pledgor. The Pledgor waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Pledge Agreement.
     19. Authorization to Obtain Credit Reports. By signing below, each Pledgor who is an individual provides written authorization to the Secured Party or its designee (and any assignee or potential assignee hereof) to obtain the Pledgor’s personal credit profile from one or more national credit bureaus. Such authorization shall solely extend to obtaining a credit profile in considering this Pledge Agreement and subsequently for the purposes of update, renewal or extension of such credit or additional credit and for reviewing or collecting the resulting account.
20. WAIVER OF JURY TRIAL. THE PLEDGOR IRREVOCABLY WAIVES ANY AND ALL RIGHT THE PLEDGOR MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS PLEDGE AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS PLEDGE AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS. THE PLEDGOR ACKNOWLEDGES THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.
The Pledgor acknowledges that it has read and understood all the provisions of this Pledge Agreement, including the waiver of jury trial, and has been advised by counsel as necessary or appropriate.
     WITNESS the due execution hereof as a document under seal, as of the date first written above, with the intent to be legally bound hereby.

WITNESS:

H.F. LENFEST (SEAL)

EXHIBIT A TO PLEDGE AGREEMENT
(UNCERTIFICATED SECURITIES)
With respect to the following account:

Title of the Securities Account:

Securities Account No.:
Custodian:

Check applicable blank. If no blank is checked, Option #1A applies.

Option #1A ☐	The securities account referred to above and all assets in the securities account (including, without limitation, all financial assets, but excluding any units in any common trust fund or collective investment fund) are being pledged as collateral and are restricted from trading and withdrawals. The Secured Party’s written approval is required prior to any trading or withdrawals of such assets.

Option #1B ☐	The specific assets listed below, which are in the securities account referred to above, are being pledged as collateral and are restricted from trading and withdrawals. The Secured Party’s written approval is required prior to any trading or withdrawal of such assets:

Quantity Description of Securities

Option #2 ☑	The securities account referred to above and all assets in the securities account (including, without limitation, all financial assets, but excluding any units in any common trust fund or collective investment fund) are being pledged as collateral but trading is permitted in the acceptable replacement collateral listed in Exhibit B hereto. Any withdrawals require the Secured Party’s prior written approval.

EXHIBIT B TO PLEDGE AGREEMENT
Acceptable Replacement Collateral
(Check all categories that apply)

☑	Certificates of Deposit, with waiver of set-off rights
☑	Money Market Funds rated “AA” or better with properly executed control agreement with PNC (such as Provident Institutional Funds)
☑	All other Money Market Funds with a properly executed control agreement with PNC
☑	Treasury bills / Short Term Funds
☑	Commercial Paper / Banker’s Acceptances
☑	Federal Agency Discount Notes
☑	US Government Bonds/Notes with remaining maturity > 1 year
☑	US Federal Agency Bonds (e.g., GNMAs, FNLMCs, FNMAs)
☑	Quasi-Government Bonds (e.g., FHLB)
☑	Municipal Bonds of Investment Grade Rating (BBB Rated)
☑	Corporate Bonds (Convertible, Asset-Backed, Variable Rate, etc.) of Investment Grade Rating (BBB Rating)
☑	Mortgage-Backed Securities
☑	Treasury Inflation Securities
Collateralized Mortgage Obligations (CMOs) — PACs and TACs only
Preferred Stock/Convertible Preferred Stock
Corporate Equities (listed securities valued at $5.00 or more per share)
Margin stock subject to Regulation “U” (if any of the Obligations are “purpose credit”)
Publicly Traded Mutual Funds
Other:
All of the foregoing

Notification and Control Agreement (Trust, Custody or Brokerage Accounts)
     THIS NOTIFICATION AND CONTROL AGREEMENT (the “Agreement”) is made this            day of           , 2009, by and among H.F. Lenfest, with an address at 300 Barr Harbor Drive, Suite 460, Conshohocken, PA 19428 (the “Pledgor”),                                                                                   , in its capacity as custodian (the “Custodian”) and PNC BANK, NATIONAL ASSOCIATION, with an office at 1000 Westlakes Drive, Suite 200, Berwyn, PA 19312, in its capacity as secured party (the “Secured Party”).
     The Pledgor has granted to the Secured Party a security interest in the investment property held in its securities account No.                      maintained with the Custodian (the “Account”), all financial assets now or hereafter credited to the Account, and all additions, substitutions, replacements, proceeds, income, dividends and distributions thereon (collectively, the “Collateral”), pursuant to, and more particularly described in, a Pledge Agreement dated           , 2009 (as amended, restated or otherwise modified from time to time, the “Pledge Agreement”) from the Pledgor to the Secured Party. The Custodian is in possession of the Collateral pursuant to a certain                      dated                                                    ,            (the “Custodian Agreement”). Pursuant to the Pledge Agreement, the Secured Party has required the execution and delivery of this Agreement.
NOW, THEREFORE, for valuable consideration and intending to be legally bound, the parties hereto agree and acknowledge as follows:
     1. Possession of Collateral. The Custodian acknowledges that: (a) the Collateral is in its possession or in possession of a subcustodian or clearing corporation, and (b) the Pledgor’s interest in the Collateral appears on the Custodian’s books and records. The Custodian will treat all property deposited or credited to the Account as financial assets under Article 8 of the Uniform Commercial Code (as adopted and enacted and in effect from time to time in the State where the Secured Party’s office indicated above is located) (“UCC”).
     2. Notice of Security Interest. The Custodian acknowledges that this Agreement constitutes written notification to the Custodian, pursuant to Articles 8 and 9 of the UCC and applicable federal regulations for the Federal Reserve Book Entry System, of the Secured Party’s security interest in the Collateral. The Pledgor, Secured Party and Custodian are also entering into this Agreement to provide for the Secured Party’s control of the Collateral and to perfect, and confirm the priority of, the Secured Party’s security interest in the Collateral. The Custodian agrees to promptly make all necessary entries or notations in its books and records to reflect the Secured Party’s security interest in the Collateral.
     3. Control. The Custodian, without further consent from the Pledgor, hereby agrees to comply with all entitlement orders, instructions, and directions of any kind originated by Secured Party concerning the Collateral, to liquidate the Collateral as and to the extent directed by the Secured Party and to pay over to the Secured Party all proceeds therefrom to the extent necessary to satisfy the Pledgor’s obligations, without any setoff or deduction.
     4. Trading and Withdrawals. Prior to receipt by the Custodian of a notice from the Secured Party that the Secured Party is exercising exclusive control over the Collateral (a “Notice of Exclusive Control”), the Pledgor shall have the right at any time and from time to time to purchase and sell securities included in the Collateral, provided that unless approved in writing by the Secured Party, no Collateral, including income, interest, dividends and other distributions on the Collateral, may be
Form 11F Rev. 1/02

withdrawn by the Pledgor from the Account. The Custodian will not comply with any entitlement order originated by the Pledgor that would require the Custodian to make a free delivery to the Pledgor or any other person. Upon the Custodian’s receipt of a Notice of Exclusive Control, Custodian will cease (a) complying with entitlement orders or other directions concerning the Collateral originated by the Pledgor, and (b) if directed by the Secured Party, distributing interest and dividends on the Collateral to the Pledgor.
     5. Custodian Agreement. The Custodian shall simultaneously send to the Secured Party copies of all notices given and statements and, if requested, confirmations rendered pursuant to the Custodian Agreement and shall notify the Secured Party of the termination of the Custodian Agreement. Notwithstanding anything contained in the Custodian Agreement, so long as the Pledge Agreement remains in effect, neither the Pledgor nor the Custodian shall terminate the Custodian Agreement without thirty (30) days’ prior written notice to the other party and the Secured Party. In the event of any conflict between the provisions of this Agreement and the Custodian Agreement, the provisions hereof shall control. Regardless of any provision in the Custodian Agreement, the State where the Secured Party’s office indicated above is located shall be deemed to be the Custodian’s jurisdiction for the purposes of this Agreement and the perfection and priority of the Secured Party’s security interest in the Collateral. In the event the Custodian no longer serves as custodian for the Collateral, the Collateral shall be transferred (i) to a successor custodian satisfactory to the Secured Party, provided that prior to such transfer, such successor custodian executes an agreement that is in all material respects the same as this Agreement, or (ii) if no satisfactory successor has been designated, then as directed by the Secured Party.
     6. Indemnity.
          (a) The Pledgor shall indemnify and hold the Custodian harmless from any and all losses, claims, damages, liabilities, expenses and fees, including reasonable attorneys’ fees, resulting from the execution of or performance under this Agreement and the delivery by the Custodian of all or any part of the Collateral to the Secured Party pursuant to this Agreement, unless such losses, claims, damages, liabilities, expenses or fees are primarily attributable to the Custodian’s gross negligence or willful misconduct. This indemnification shall survive the termination of this Agreement.
          (b) The Secured Party shall indemnify and hold the Custodian harmless from and against any and all losses, claims, damages, liabilities, expenses and fees (including reasonable attorneys’ fees) arising out of the Custodian’s compliance with any instructions from the Secured Party with respect to the Collateral unless such losses, claims, damages, liabilities, expenses or fees are primarily attributable to the Custodian’s gross negligence or willful misconduct. This indemnification shall survive the termination of this Agreement.
     7. Protection of Custodian. Except as required by Paragraph 3 hereof, the Custodian shall have no duty to require any cash or securities to be delivered to it or to determine that the amount and form of assets constituting Collateral comply with any applicable requirements. The Custodian may hold the securities in bearer, nominee, federal reserve book entry, or other form and in any securities depository or UCC clearing corporation, with or without indicating that the securities are subject to a security interest; provided, however, that all Collateral shall be identified on the Custodian’s books and records as subject to the Secured Party’s security interests and shall be in a form that permits transfer to the Secured Party without additional authorization or consent of the Pledgor. The Custodian may rely and shall be protected in acting upon any notice, instruction, or other communication which it reasonably believes to be genuine and authorized. As between the Pledgor and the Custodian, the terms of the Custodian Agreement shall apply with respect to any losses or liabilities or fees, costs or expenses of such parties arising out of matters covered by this Agreement. The Pledgor agrees that the Custodian will not be liable to the Pledgor for complying with entitlement orders originated by the Secured Party, unless the

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Custodian (i) takes the action after it is served with an injunction or other legal process enjoining it from doing so issued by a court of competent jurisdiction and has had a reasonable opportunity to act on the injunction or other legal process, or (ii) acts in collusion with the Secured Party in violating the Pledgor’s rights. The Custodian shall have no liability to any party for any incidental, punitive or consequential damages resulting from any breach by the Custodian of its obligations hereunder.
     The Custodian will be excused from failing to act or delay in acting, and no such failure or delay shall constitute a breach of this Agreement or otherwise give rise to any liability of the Custodian, if (i) such failure or delay is caused by circumstances beyond the Custodian’s reasonable control, including but not limited to legal constraint, emergency conditions, action or inaction of governmental, civil or military authority, fire, strike, lockout or other labor dispute, war, riot, theft, flood, earthquake or other natural disaster, breakdown of public or private or common carrier communications or transmission facilities or equipment failure, or (ii) such failure or delay resulted from the Custodian’s reasonable belief that the action would have violated any guideline, rule or regulation of any governmental authority.
     8. Termination/Release of Collateral. This Agreement shall terminate automatically upon receipt by the Custodian of written notice executed by two officers of the Secured Party holding titles of Vice President or higher that (a) all of the obligations secured by Collateral have been satisfied, or (b) all of the Collateral may be released, whichever is sooner, and the Custodian shall thereafter be relieved of all duties and obligations hereunder. In addition, any notice from the Secured Party relating to release of all or any portion of the Collateral not permitted by this Agreement without the consent of the Secured Party shall be effective only if executed by two officers of the Secured Party holding titles of Vice President or higher.
     9. Waiver and Subordination of Rights. The Custodian hereby waives its right to setoff any obligations of the Pledgor to the Custodian against any or all cash, securities, financial assets and other investment property held by the Custodian as Collateral, and hereby subordinates in favor of the Secured Party any and all liens, encumbrances, claims or security interests which the Custodian may have against the Collateral, either now or in the future, except that the Custodian will retain its prior lien on the property held as Collateral only to secure payment for property purchased for Collateral and normal commissions and fees relating to the property held as Collateral. The Custodian will not agree with any third party that the Custodian will comply (and the Custodian will not comply) with any entitlement orders, instructions or directions of any kind concerning the Collateral originated by such third party without the Secured Party’s prior written consent. Except for the claims and interests of the Secured Party and the Pledgor in the Collateral, the Custodian does not know of any claim to or interest in the Collateral. The Custodian will use reasonable efforts to promptly notify the Secured Party and the Pledgor if any other person claims that it has a property interest in any of the Collateral.
     10. Expenses. The Pledgor shall pay all fees, costs and expenses (including reasonable fees and expenses of internal or external counsel) of enforcing any of the Secured Party’s rights and remedies upon any breach (by the Custodian or the Pledgor) of any of the provisions of this Agreement.
     11. Notices. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder (“Notices”) must be in writing and will be effective upon receipt. Notices may be given in any manner to which the parties may separately agree, including electronic mail. Without limiting the foregoing, first-class mail, facsimile transmission and commercial courier service are hereby agreed to as acceptable methods for giving Notices. Regardless of the manner in which provided, Notices may be sent to a party’s address as set forth below, or to such other address as any party may give to the others for such purpose in accordance with this section.

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     12. Changes in Writing. No modification, amendment or waiver of, or consent to any departure by any party from, any provision of this Agreement will be effective unless made in a writing signed by the parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Pledgor in any case will entitle the Pledgor to any other or further notice or demand in the same, similar or other circumstance.
     13. Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
     14. Counterparts. This Agreement may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart. Any party so executing this Agreement by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.
     15. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns; provided, however, that the Pledgor may not assign this Agreement in whole or in part without the Secured Party’s prior written consent and the Secured Party at any time may assign this Agreement in whole or in part.
     16. Governing Law and Jurisdiction. This Agreement has been delivered to and accepted by the Secured Party and will be deemed to be made in the State where the Secured Party’s office indicated above is located. This Agreement will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State where the Secured Party’s office indicated above is located, excluding its conflict of laws rules. Each of the parties hereby irrevocably consents to the exclusive jurisdiction and venue of any state or federal court located within the county where the Secured Party’s office indicated above is located.

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     17. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS. EACH PARTY HERETO ACKNOWLEDGES THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.
     WITNESS the due execution hereof as a document under seal, as of the date first written above.

Pledgor’s Address for Notices:	PLEDGOR:

300 Barr Harbor Drive, Suite 460 Conshohocken, PA 19428	H.F. Lenfest
Attention: H.F. Lenfest Facsimile Number

Secured Party’s Address for Notices:	SECURED PARTY: PNC ABNK, NTIONAL ASSOCIATION

1000 Westlakes Drive, Suite 200 Berwyn, PA 19132	By:

Attention: John DiNapoli Facsimile Number 610-725-5799	Print Name: Title:

Custodian’s Address for Notices:	CUSTODIAN:

By:

Attention: Facsimile Number	Print Name: Title

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